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                        United States
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
15(d) of the Securities Exchange Act of 1934.

                  Commission File Number:    333-68722

                    CYLINDER LEASING CORP
   ______________________________________________________
   (Exact name of registrant as specified in its charter)

          259 North Radnor-Chester Road, Suite 100
                   Radnor, PA  19087-5283
   __________________________________________________________________
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Guarantee of Airgas, Inc.'s 9.125% Senior Subordinated Notes due 2011
_____________________________________________________________________

   (Title of each class of Securities covered by this Form)

_____________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]    Rule 12h-3(b)(1)(i)    [ ]

Rule 12g-4(a)(1)(ii)   [ ]    Rule 12h-3(b)(1)(ii)   [ ]

Rule 12g-4(a)(2)(i)    [ ]    Rule 12h-3(b)(2)(i)    [ ]

Rule 12g-4(a)(2)(ii)   [ ]    Rule 12h-3(b)(2)(ii)   [ ]

                              Rule 15d-6             [ ]

Approximate number of holders of record as of the
certification or notice date:      0
                             _____________

Pursuant to the requirements of the Securities Exchange Act of 1934 CYLINDER LEASING CORP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 4, 2002        By:/s/Robert M. McLaughlin
                                 Robert M. McLaughlin
                                 Vice President